Exhibit 10.36

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED LOAN AGREEMENT

THIS AMENDMENT NO. 1 TO THIRD AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”) dated as of October 26, 2009, is entered into by and among THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the MOHEGAN TRIBAL GAMING AUTHORITY, a governmental instrumentality of the Tribe (the “Borrower”), and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”), with the consent of the Required Lenders pursuant to Section 12.01 of the Third Amended and Restated Loan Agreement dated as of December 10, 2008 (as amended, the “Loan Agreement”) among the Tribe, the Borrower, the Administrative Agent, and the lenders signatory thereto from time to time (the “Lenders”). Capitalized terms set forth without definition in this Amendment shall have the meanings set forth in the Loan Agreement. Reference is made to the following facts:

RECITALS

A. The Borrower has informed the Administrative Agent that concurrently with or prior to the effectiveness of this Amendment, the Borrower will issue second lien notes (collectively, the “Second Lien Notes”) in favor of certain noteholders, in an aggregate principal amount of up to $200,000,000. The net proceeds of the Second Lien Notes shall be used to (i) prepay the Term Loans in full, (ii) repay a portion of the outstanding Revolving Loans, and (iii) pay transaction costs related to such issuance.

B. Concurrently with the prepayment of the Revolving Loans described above, the Aggregate Revolving Commitments shall be reduced by $25,000,000.

C. Additionally, the Borrower has requested that the Required Lenders amend the Loan Agreement to permit the sale or lease of a portion of the Pocono Downs property in connection with the proposed development of a hotel on such parcel. The hotel is in the early concept phase and the idea currently being considered contemplates an approximately six acre parcel southwest of the existing casino at Pocono Downs.

AGREEMENT

For good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 1.01—Definitions. Section 1.01 of the Loan Agreement is hereby amended by adding the following at the end of the defined term “Agreement”:

“Amendment No. 1 Effective Date” shall mean the date upon which each of the conditions precedent to Amendment No. 1 to Third Amended and Restated Loan Agreement among the Tribe, the Borrower and the Administrative Agent have been satisfied, each in form and substance acceptable to the Administrative Agent.

2. Section 1.01—Definitions. Section 1.01 of the Loan Agreement is hereby amended by deleting the defined term “Applicable Rate” and substituting the following in its place (it being understood that such changes to the Applicable Rate shall become effective on the Amendment No. 1 Effective Date and result in an immediate change in the interest applicable to the Loans):

“Applicable Rate” means the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate or Pricing Certificate received by the Administrative Agent pursuant to Sections 8.02(b) or (c):

Pricing Level	Total Leverage Ratio	Commitment Fee	Eurodollar Rate and Letters of Credit	Base Rate Margin
1	<4.50:1	0.250% unless the Total Leverage Ratio is less than 4.00:1.00, in which case the Commitment Fee rate shall be 0.20%	2.500%	1.250%

2	≥4.50:1 but <5.00:1	0.250%	2.750%	1.500%

3	≥5.00:1 but <5.50:1	0.375%	3.000%	1.750%

4	≥5.50:1 but <6.00:1	0.375%	3.250%	2.000%

5	≥6.00:1 but <6.50:1	0.500%	3.500%	2.250%

6	≥6.50:1 but <7.00:1	0.500%	3.750%	2.500%

7	≥7.00:1	0.500%	4.000%	2.750%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day of the first calendar month immediately following the date a Compliance Certificate or Pricing Certificate is delivered pursuant to Section 8.02(b) or (c); provided, however, that if a Compliance Certificate or Pricing Certificate is not delivered when due in accordance with such Section, then Pricing Level 7 shall apply as of the first Business Day after the date on which such Compliance Certificate or Pricing Certificate was required to have been delivered until the Compliance Certificate or Pricing Certificate is delivered.

3. Section 1.01—Definitions. Section 1.01 of the Loan Agreement is hereby amended by deleting the defined term “Permitted Dispositions” and substituting the following in its place:

“Permitted Dispositions” means (a) Dispositions of Authority Property which, during the period following the Closing Date, do not have an aggregate book value which is in excess of 5% of the aggregate book value of the assets comprising Mohegan Sun (in each case, valuing the asset disposed of as of the date of its Disposition and in comparison to the value of Mohegan Sun as of the date of the latest Disposition), determined with reference to the then most recent audited financial statements of Borrower, and (b) the Permitted Pocono Transaction.

4. Section 1.01—Definitions. Section 1.01 of the Loan Agreement is hereby amended by adding the following language following the defined term “Permitted Right of Others”:

“Permitted Pocono Transaction” means the transaction pursuant to which the applicable Pocono Downs Subsidiary or Pocono Downs Subsidiaries, as the case may be, sells or leases a portion of the Pocono Downs property (the “Excess Parcel”) to a third-party purchaser or lessee, as applicable, which purchaser or lessee shall be not be an Affiliate of the Borrower, subject to the following conditions:

(a) such sale or lease, as the case may be, of the Excess Parcel shall be evidenced by either (i) a deed conveying such Excess Parcel or (ii) a ground lease providing for the lease of the Excess Parcel, for the purpose of having a hotel with a minimum of 200 rooms constructed on such Excess Parcel (the “Project”), which deed or lease, as applicable, shall be in form and substance reasonably satisfactory to the Administrative Agent;

(b) in connection with a sale or lease of the Excess Parcel, the Pocono Downs Subsidiaries and the Administrative Agent shall amend and restate, for the benefit of the Lenders, the applicable Pocono Downs Mortgage(s) and any related security documents to reflect the removal of the Excess Parcel from the lien of such mortgage(s);

(c) following conveyance or lease of the Excess Parcel as contemplated herein, if the Borrower or the applicable Pocono Downs Subsidiary enters into a lease or sublease, as applicable, of the Project (such lease or sublease being referred to as the “Project Lease”), concurrently with the execution of such Project Lease, (i) the landlord under the Project Lease shall deliver to the Administrative Agent an executed estoppel certificate, (ii) the Borrower or the applicable Pocono Downs Subsidiary shall execute and deliver a leasehold mortgage with respect to the Project Lease, and (iii) the Administrative Agent shall receive the commitment of the Title Company to issue a lender’s title policy, along with such endorsements as the Administrative Agent may request, with respect to the leasehold mortgage referred to in clause (ii), each of which items shall be in form and substance reasonably acceptable to the Administrative Agent;

(d) in connection with such sale or lease, the Borrower shall cause the Title Company to deliver to the Administrative Agent a bring-down of the title insurance policy relating to the Pocono Downs property to reflect the release of the Excess Parcel and a leasehold mortgage policy relating to the Project Lease, if applicable, along with such other endorsements to such title policy as the Administrative Agent may reasonably require;

(e) in connection with a sale or lease of the Excess Parcel, the Borrower shall obtain (i) a new survey of the Pocono Downs property evidencing the partitioning and conveyance of such Excess Parcel as a separate legal parcel, which survey shall be in form and substance reasonably acceptable to the Administrative Agent, and (ii) evidence that the Excess Parcel constitutes a separate tax lot, and shall promptly deliver such survey and evidence to the Administrative Agent;

(f) with respect to any sale of the Excess Parcel, the Borrower shall prepay the Loans from the Net Cash Proceeds of such transaction to the extent provided for in Section 2.07;

(g) both before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(h) the Borrower shall agree to deliver to the Administrative Agent, promptly upon request, such documentation as the Administrative Agent may reasonably request regarding the status of construction of the project to be developed on the Excess Parcel; and

(i) the Borrower shall deliver to the Administrative Agent, promptly upon the consummation of such transaction, a true and correct copy of each agreement or other document executed or delivered in connection with such transaction.

5. Section 2.01 – Revolving Loans. Upon the Amendment No. 1 Effective Date, the Aggregate Revolving Commitments shall be reduced by $25,000,000. In connection with such reduction, each Lender’s Revolving Commitment shall be reduced in accordance with such Lender’s Applicable Revolving Percentage of such reduction amount.

6. Section 9.03—Indebtedness. Section 9.03 of the Loan Agreement is hereby amended by (i) deleting “and” at the end of clause (j) thereof, (ii) deleting “.” at the end of clause (k) thereof and substituting “; and” therefor, and (iii) inserting the following as new clause (l) following the existing clause (k):

(l) Indebtedness (which may consist Capital Lease obligations of the Borrower or the applicable Pocono Downs Subsidiary) in an aggregate principal amount not to exceed $55,000,000 at any time outstanding in connection with the development of the Project.

7. Section 9.13(a)—Maximum Total Leverage Ratio. Section 9.13(a) of the Loan Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Fiscal Quarter described in the matrix below, to exceed the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
September 30, 2009 through December 31, 2010	7.25:1.00
March 31, 2011	7.00:1.00
June 30, 2011	6.75:1.00
September 30, 2011	6.50:1.00
December 31, 2011 and thereafter	6.25:1.00

8. Section 9.13(b)—Senior Leverage Ratio. Section 9.13(b) of the Loan Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(b) Senior Leverage Ratio. Permit the Senior Leverage Ratio to exceed, as of the last day of any Fiscal Quarter described in the matrix below, the ratio set forth opposite that Fiscal Quarter:

Fiscal Quarters Ending	Maximum Ratio
September 30, 2009 through March 31, 2010	4.75:1.00
June 30, 2010 through December 31, 2010	4.50:1.00
March 31, 2011 through September 30, 2011	4.25:1.00
December 31, 2011 and thereafter	3.75:1.00

9. Section 9.17—Capital Expenditures. Section 9.17(d) of the Loan Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(d) Capital Expenditures made in respect of Mohegan Sun, Pocono Downs and for Related Businesses (including, to the extent characterized as a Capital Expenditure, Capital Expenditures for associated licensing fees) in an aggregate amount which does not exceed $125,000,000 during the period following the Closing Date; and

10. Section 11.11(a)—Collateral and Guaranty Matters. Section 11.11(a) of the Loan Agreement is hereby deleted in its entirety and the following is hereby substituted therefor:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration of or termination of all Letters of Credit, (ii) that is sold or leased or to be sold or leased as part of or in connection with any sale or lease permitted hereunder or under any other Loan Document including, without limitation, the Permitted Pocono Transaction, or (iii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders;

11. Exhibit B – Compliance Certificate. The form of Compliance Certificate attached to the Loan Agreement as Exhibit B is hereby amended and restated in its entirety with the form of Compliance Certificate attached to this Amendment as Annex I.

12. Amendment Fee. The Borrower hereby agrees to pay to the Administrative Agent, for the account of the Lenders, an amendment fee to each Lender consenting to this Amendment at the rate advised to the Lenders (the “Amendment Fee”). The Amendment Fee will be payable to the Lenders within one Business Day following the Amendment No. 1 Effective Date.

13. Conditions Precedent. The effectiveness of this Amendment is subject to the prior satisfaction of each of the following conditions (the date of such satisfaction being referred to herein as the “Amendment No. 1 Effective Date”), each of which shall be in form and substance satisfactory to the Administrative Agent:

(a) the Administrative Agent shall have received this Amendment, duly executed by the Borrower and the Tribe;

(b) the Administrative Agent shall have received a written consent from each of the Required Lenders, substantially in the form of Exhibit A attached hereto;

(c) the Administrative Agent shall have received an intercreditor agreement with respect to the Second Lien Notes, duly executed by the Borrower and the trustee for the holders of the Second Lien Notes, substantially in the form of Exhibit B;

(d) the Administrative Agent shall have received all such Collateral Documents, financing statements, control agreements, and other documents as the Administrative Agent may require in order to create or preserve a first priority Lien on any collateral which is also subject to a Lien benefiting the holders of the Second Lien Notes;

(e) the Administrative Agent shall have received a true and correct copy of the indenture pursuant to which the Second Lien Notes were issued, along with all other schedules, instruments, agreements and other documents issued in connection therewith; and

(f) the Loans shall have been prepaid in an aggregate amount equal to 100% of all Net Cash Proceeds received on account of the Second Lien Notes, which prepayment shall be applied in the manner provided for in Section 2.07(f) of the Loan Agreement.

14. Reaffirmation of Loan Documents; No Default; No Defenses; etc. Each of the Borrower and the Tribe hereby reaffirms the Loan Agreement, as amended by this Amendment, and the Loan Documents and its respective obligations to the Administrative Agent and Lenders thereunder. Each of the Borrower and the Tribe represents and warrants that there are no outstanding Events of Default by it under the Loan Agreement or any Loan Document. The representations and warranties of the Tribe and each Loan Party contained in Articles V and VI of the Loan Agreement and each other Loan Document are true and correct on and as of the date of this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which such representations and warranties refer to such earlier date, and except that for purposes of this sentence, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Loan Agreement refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 8.01 of the Loan Agreement. Each of the Borrower and the Tribe acknowledges that the Administrative Agent and Lenders have fully complied with their respective obligations under any Loan Document and that neither the Borrower nor the Tribe has any defenses to the validity, enforceability or binding effect of any Loan Document.

15. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together, shall constitute but one and the same instrument.

16. Otherwise Not Affected. In the event of any conflict or inconsistency between the Loan Agreement and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein, the Loan Agreement shall remain unaltered and in full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/S/ MARILYNN R. MALERBA
Name:	Marilynn R. Malerba
Title:	Chairwoman

THE MOHEGAN TRIBE OF INDIANS OF CONNECTICUT (for the limited purpose of joining in Section 14 as to itself)

By:	/S/ MARILYNN R. MALERBA
Name:	Marilynn R. Malerba
Title:	Chairwoman

BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer

By:	/S/ MAURICE WASHINGTON
Name:	Maurice Washington
Title:	Vice President

EXHIBIT A

CONSENT OF LENDER

This Consent of Lender (this “Consent”) is delivered pursuant to the proposed Amendment No. 1 to Third Amended and Restated Loan Agreement (the “Amendment”), dated as of the date hereof, amending the Third Amended and Restated Loan Agreement dated as of December 10, 2008, among The Mohegan Tribe of Indians of Connecticut, a federally recognized Indian Tribe and Native American sovereign nation (the “Tribe”), the Mohegan Tribal Gaming Authority, a governmental instrumentality of the Tribe, the Lenders (as defined therein), and Bank of America, N.A., as Administrative Agent.

The undersigned Lender hereby consents to the execution, delivery and performance of the Amendment and to the execution and delivery of the Amendment by the Administrative Agent on its behalf, substantially in the form presented to the undersigned as a draft. It is acknowledged and agreed that the Borrower and the Tribe are entitled to rely on this Consent.

NAME OF LENDER

By:
Name:
Title:

Dated:

EXHIBIT B

INTERCREDITOR AGREEMENT

See attached.

Annex I

COMPLIANCE CERTIFICATE